EXHIBIT 23.4


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of Secure Computing Corporation of our report dated October 2, 1995 relating to the financial statements of Border Network Technologies Inc. for the year ended December 31, 1994, which are included in the Current Reports on Form 8-K and 8-K/A of Secure Computing Corporation dated September 12, 1996 and November 12, 1996, respectively. We also consent to the reference to us under the heading "Experts" in such registration statement.



/s/ McClurkin Ahier & Company
Chartered Accountants

Mississauga, Ontario
November 22, 1996